                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             Arco Chemical Company
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

[LOGO OF ARCO CHEMICAL COMPANY APPEARS HERE]

           ARCO Chemical Company


NOTICE OF
ANNUAL MEETING
OF STOCKHOLDERS
TO BE HELD
ON MAY 11, 1995
AND PROXY STATEMENT


                    PLEASE COMPLETE, SIGN, DATE, AND RETURN
                              YOUR PROXY PROMPTLY

                             ARCO CHEMICAL COMPANY
                             3801 West Chester Pike
                    Newtown Square, Pennsylvania 19073-2387

March 31, 1995

Dear Stockholder:

You are cordially invited to join us at the 1995 Annual Meeting of Stockholders on Thursday, May 11, 1995 at the Conference Center at the Company's Headquarters, 3801 West Chester Pike, Newtown Square, Pennsylvania, beginning at 10:00 a.m.

It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date, and return the enclosed form of proxy promptly. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy.

This booklet includes the notice of the meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

Sincerely yours,

/s/ Lodwrick M. Cook

Chairman of the Board


/s/ Alan R. Hirsig

President and Chief Executive Officer

                             ARCO CHEMICAL COMPANY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 11, 1995

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of ARCO Chemical Company ("ARCO Chemical" or the "Company") will be held at the Conference Center at the Company's Headquarters, 3801 West Chester Pike, Newtown Square, Pennsylvania, on Thursday, May 11, 1995, at 10:00 a.m. local time, for the following purposes, as more fully described in the attached Proxy Statement:

(1) To elect 11 directors to hold office for a one-year term;

(2) To approve the appointment of Coopers & Lybrand L.L.P. as independent auditors for ARCO Chemical for the year 1995; and

(3) To transact such other business as may properly come before the meeting.

The Board of Directors has fixed March 20, 1995 as the record date for the meeting. Accordingly, only stockholders of record of the common stock of the Company at the close of business on such date are entitled to vote at the meeting.

Each such stockholder of record will receive a form of proxy pertaining to the shares of common stock of the Company registered in his or her name. Each participant in any of the Company's employee stock benefit plans will also receive a form of proxy pertaining to shares of the Company's common stock credited to his or her account in the plans.

YOU ARE URGED TO READ THE PROXY STATEMENT, THEN COMPLETE, SIGN, AND DATE THE FORM OF PROXY AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED POSTAGE-PAID ENVELOPE.


/s/ Robert J. Millstone

ROBERT J. MILLSTONE                                 Newtown Square, Pennsylvania
Secretary                                           March 31, 1995

                             ARCO CHEMICAL COMPANY
                             3801 WEST CHESTER PIKE
                    NEWTOWN SQUARE, PENNSYLVANIA 19073-2387

                               ----------------

                                PROXY STATEMENT
                                 MARCH 31, 1995

                               ----------------

                                  INTRODUCTION

  The accompanying proxy is solicited by the Board of Directors of ARCO Chemical Company ("ARCO Chemical" or the "Company"). The proxy may be revoked by the stockholder at any time prior to the time it is voted by giving notice of such revocation either personally or in writing to the Secretary of ARCO Chemical. Shares represented by a properly executed proxy will be voted in accordance with the instructions of the stockholder. In the absence of such instructions, the persons named in the accompanying proxy will vote FOR the election of the nominees for director listed in this Proxy Statement and FOR the approval of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year 1995. As to other items of business that may come before the meeting, such persons will vote in accordance with their best judgment.

                               VOTING SECURITIES

  Holders of record of outstanding common stock of the Company ("Common Stock") at the close of business on March 20, 1995 will be entitled to one vote per share. The Company had 96,181,563 shares of Common Stock outstanding on such record date. Fractional shares will not be voted. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast shall constitute a quorum.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS; CONTROL OF THE COMPANY

  The following are the only persons known by the Company to own beneficially more than five percent of any class of the Company's voting securities as of the record date:

                                                      AMOUNT AND
                                                      NATURE OF
                                                      BENEFICIAL
                                 NAME AND            OWNERSHIP OF      PERCENT
   TITLE OF CLASS                ADDRESS                SHARES         OF CLASS
   --------------                --------            ------------      --------
Common Stock......... Atlantic Richfield Company      80,000,001(a)    83.2
                       515 South Flower Street
                       Los Angeles, California 90071
Common Stock......... Archer-Daniels-Midland Company   4,815,300(b)(c)  5.01
                       4666 Faries Parkway
                       Decatur, Illinois 62526

--------
(a) Sole voting power, sole dispositive power.
(b) Based upon information contained in a Schedule 13D filed with the Company and dated June 13, 1991. According to that Schedule 13D, Archer-Daniels-Midland Company ("Archer-Daniels-Midland") has sole voting power and sole dispositive power.
(c) In addition, according to the above-referenced Schedule 13D, M. L. Andreas, Senior Vice President of Archer-Daniels-Midland, owns 17% of a corporation that owns 75,000 shares of Common Stock. Mr. Andreas also is reported as owning 600 shares of Common Stock in his own name.

  Under applicable provisions of the Delaware General Corporation Law and the Company's Certificate of Incorporation, Atlantic Richfield Company, a Delaware corporation ("ARCO"), is able, acting alone, to elect the entire Board of Directors of the Company and to approve any action requiring stockholder approval. ARCO's current level of ownership of the outstanding voting stock precludes any acquisition of control of the Company not favored by ARCO. ARCO has informed the Company that it intends to vote its shares in favor of the 11 nominees to the Board of Directors and for the approval of Coopers & Lybrand L.L.P. as independent auditors for 1995.

  The Company and ARCO entered into an agreement, dated as of June 30, 1987, granting ARCO certain rights as a stockholder of the Company. In order to allow ARCO to continue to include the Company as part of its "affiliated group" for federal income tax purposes, ARCO has been granted the cumulative, continuing right to purchase from the Company, at the then current market price, such number of shares of Common Stock as may be necessary to preserve that status.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the number of shares of Common Stock and the number of shares of common stock of ARCO ("ARCO Common Stock") owned beneficially as of February 1, 1995 by each director and/or nominee, each executive officer named in the Summary Compensation Table, and all directors, nominees and executive officers as a group. None of the directors and/or nominees, the named executive officers, or the directors and/or nominees and all executive officers as a group, owned any other equity securities of the Company or ARCO, except as disclosed in the footnotes to the table. As of February 1, 1995, the percentage of shares of any class of equity securities of the Company or ARCO beneficially owned by any director and/or nominee or any named executive officer, or by all directors and/or nominees and all executive officers as a group, did not exceed 1% of the class so owned. Unless otherwise noted, each individual has sole voting and investment power.

                                                          SHARES OF ARCO
                           SHARES OF COMMON STOCK          COMMON STOCK
                          OWNED BENEFICIALLY AS OF      OWNED BENEFICIALLY
          NAME             FEBRUARY 1, 1995(A)(B)  AS OF FEBRUARY 1, 1995(C)(D)
-------------------------------------------------------------------------------
  Ronald J. Arnault                   500                     92,067
  Walter F. Beran                   1,000                          0
  Mike R. Bowlin                        0                    104,192(e)
  Lodwrick M. Cook                  1,000(f)                 176,695
  E. Kent Damon, Jr.                  500                     50,990
  Peter C. Harris                  26,027                          0
  Alan R. Hirsig                  175,215                      1,145
  Marie L. Knowles                    100                     17,342(g)
  James A. Middleton                1,000                    109,564
  Jack E. Oppasser                 75,529(h)                   3,433
  Frank Savage                        100(i)                       0
  Marvin O. Schlanger              97,210                      1,980
  Robert H. Stewart, III            4,000                          0
  Walter J. Tusinski               29,994(j)                  18,356(k)
  Bruce G. Whitmore                27,404(l)                   4,651
  All directors and/or
   nominees and all exec-
   utive officers as a
   group, including those
   named above                    592,768(m)                 587,056(n)
-------------------------------------------------------------------------------

(a) Includes shares of Common Stock held by the trustees of the ARCO Chemical Company Capital Accumulation Plan (the "Capital Accumulation Plan") and the ARCO Chemical Company Savings Plan (the "Savings Plan") for the accounts of participants.
(b) The amounts shown include shares that may be acquired within the 60-day period following February 1, 1995 through the exercise of stock options covering Common Stock as follows: Mr. Harris, 25,400; Mr. Hirsig, 162,900; Mr. Oppasser, 73,000; Mr. Schlanger, 92,500; Mr. Tusinski, 27,600;
    Mr. Whitmore, 25,200; and all directors and/or nominees and all executive officers as a group (including those just named), 552,700.

(c) Includes shares of ARCO Common Stock held by the trustees of the Capital Accumulation Plan, the Savings Plan, and ARCO's Capital Accumulation and Savings Plans for the accounts of participants.
(d) The amounts shown include shares that may be acquired within the 60-day period following February 1, 1995 through the exercise of stock options covering ARCO Common Stock as follows: Mr. Arnault, 86,925; Mr. Bowlin, 92,272; Mr. Cook, 168,300; Mr. Damon, 49,363; Mrs. Knowles, 16,802; Mr.
    Middleton, 104,850; Mr. Schlanger, 1,398; Mr. Tusinski, 12,291; Mr. Whitmore, 3,577; and all directors and/or nominees and all executive officers as a group (including those just named), 537,266.
(e) Includes 10,000 shares of restricted ARCO Common Stock. Restricted stock includes voting rights and the rights to receive dividends.
(f) Held in trust and subject to shared voting and investment power with spouse as co-trustee.
(g) Does not include 1,015 shares that may be acquired within the 60-day period following February 1, 1995 through the exercise of stock options covering ARCO Common Stock held by spouse and 1,322 shares held for the account of spouse by the trustees of ARCO's Capital Accumulation and Savings Plans, as to which beneficial ownership is disclaimed.
(h) Includes 1,040 shares subject to shared voting and investment power with spouse.
(i) Shares subject to shared voting and investment power with spouse. Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes of ownership of the Company's Common Stock with the Securities and Exchange Commission. The Form 4 reporting Mr. Savage's purchase of these shares was inadvertently filed subsequent to the applicable due date. The report was otherwise in compliance with all applicable filing requirements.
(j) Does not include 2,600 shares held in trust for children, as to which beneficial ownership is disclaimed.
(k) Includes 252 shares subject to shared voting and investment power with spouse.
(l) Includes 200 shares subject to shared voting and investment power with spouse.
(m) Includes 4,040 shares subject to shared voting and investment power. Does not include 2,875 shares held for certain executive officers' children, as to which beneficial ownership is disclaimed.
(n) Includes 252 shares subject to shared voting and investment power.

                             ELECTION OF DIRECTORS

                              Item 1 on Proxy Card

  Pursuant to the Company's Certificate of Incorporation and its By-Laws, the members of the Board of Directors serve for one-year terms.

  Francis X. McCormack, who was elected a director of the Company at the 1994 Annual Meeting of Stockholders, resigned from the Board on June 27, 1994 in connection with his retirement from ARCO in 1994. In connection with his planned retirement from ARCO in 1995, Lodwrick M. Cook has decided to resign as Chairman of the Board and a director of the Company effective as of May 11, 1995. In addition, Peter C. Harris and Jack E. Oppasser, both of whom are officers of the Company, will resign from the Board effective as of May 11, 1995.

  The Board of Directors has fixed the number of directors constituting the whole Board, effective as of May 11, 1995, at 11 and has selected the nominees listed below, who were recommended by the Nominating Committee (described below), for election to a term of one year. Each of the nominees, with the exception of Mike R. Bowlin, is currently a director of the Company. Mr. Bowlin is President, Chief Executive Officer, Chief Operating Officer and a director of ARCO. James A. Middleton retired as a director and an officer of ARCO in 1994, and as an employee of ARCO in 1995. In the event of his re-election to the Board of Directors for an additional term, Mr. Middleton will serve as an outside director of the Company. Unless authority to vote for any nominee is withheld in the proxy, the persons named in the accompanying proxy intend to vote FOR the election of all the nominees listed below.

  All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of such nominee or nominees as may be recommended by the Board of Directors.

  Under the Delaware General Corporation Law, each of the nominees must receive a plurality of the votes of shares of Common Stock present in person or by proxy at the meeting to be elected as a director. Abstentions will be counted as shares present at the meeting. Broker non-votes, if any, will not be counted as shares present at the meeting.

  The following biographical information is furnished with respect to each of the nominees. The information includes age as of the date of the annual meeting, present position, if any, with ARCO Chemical, period served as a director, and other business experience during the past five years. Unless stated otherwise, the offices referred to in the second column refer to offices with the Company or, prior to June 1987, the ARCO Chemical Division of ARCO. See "Transactions Between the Company and ARCO."

                   RONALD J. ARNAULT, 51
[PHOTO OF          Mr. Arnault was elected a Director of the Company on June
  RONALD J.        17, 1987. Mr. Arnault has been an Executive Vice
  ARNAULT          President and a Director of ARCO since October 1987. He
 APPEARS HERE]     has been Chief Financial Officer of ARCO from June 1984
                   to July 1990 and from July 1992 to the present. Mr.
                   Arnault is also Chairman of the Board and a Director of
                   Vastar Resources, Inc. and a Director of SunAmerica, Inc.


                   WALTER F. BERAN, 69
[PHOTO OF          Mr. Beran was elected a Director of the Company on
  WALTER F.        September 1, 1987. Mr. Beran is Chairman of Pacific
  BERAN            Alliance Group (a financial services firm). Previously,
 APPEARS           he served as Vice Chairman and Western Region Managing
   HERE]           Partner of Ernst & Whinney (accountants), a predecessor
                   to Ernst & Young. Mr. Beran is also a Director of
                   Fleetwood Enterprises, Inc., The Hillhaven Corporation
                   and Pacific Scientific Company.


                   MIKE R. BOWLIN, 52
[PHOTO OF          Mr. Bowlin is a nominee for Director. Mr. Bowlin has been
  MIKE R.          the Chief Executive Officer of ARCO since July 1994,
  BOWLIN           President and Chief Operating Officer of ARCO since June
 APPEARS HERE]     1993 and a Director of ARCO since June 1992. Mr. Bowlin
                   served as Executive Vice President of ARCO from June 1992
                   to May 1993 and Senior Vice President of ARCO from July
                   1985 to June 1992.




                   E. KENT DAMON, JR., 52
[PHOTO OF          Mr. Damon was elected a Director of the Company on
  E. KENT          February 15, 1989. Mr. Damon has been Senior Vice
  DAMON, JR.       President of ARCO and President of ARCO Asia Pacific,
 APPEARS HERE]     Ltd. since August 1993. Previously, he was Senior Vice
                   President of Planning and Control of ARCO from July 1990
                   to August 1993, Vice President and Investment Officer of
                   ARCO from August 1985 to July 1990, and President and
                   Chief Investment Officer of ARCO Investment Management
                   Company from December 1987 to July 1990.

                   ALAN R. HIRSIG, 55
                   President and Chief Executive Officer

[PHOTO OF          Mr. Hirsig was elected President and Chief Executive
  ALAN R.          Officer on January 1, 1991. He was elected an officer of
  HIRSIG           the Company on June 22, 1987 and a Director of the
 APPEARS HERE]     Company on November 14, 1989. Previously, Mr. Hirsig was
                   President of the Company's European operations from July
                   1984 to December 1990 and a Senior Vice President of the
                   Company from July 1988 to December 1990.


                   MARIE L. KNOWLES, 48

[PHOTO OF          Mrs. Knowles was elected a Director of the Company on
  MARIE L.         July 10, 1991. Mrs. Knowles has been Senior Vice
  KNOWLES          President of ARCO and President of ARCO Transportation
 APPEARS HERE]     Company since June 1993. Previously, she served as Vice
                   President and Controller of ARCO from July 1990 to May
                   1993 and Vice President of Finance, Control, and Planning
                   of ARCO International Oil and Gas Company from July 1988
                   to July 1990. Mrs. Knowles is also a Director of Phelps
                   Dodge Corporation.


                   JAMES A. MIDDLETON, 59

[PHOTO OF          Mr. Middleton was elected a Director of the Company on
  JAMES A.         February 15, 1989. Mr. Middleton was an Executive Vice
  MIDDLETON        President and a Director of ARCO from October 1987 until
 APPEARS HERE]     he resigned from those positions in September 1994. Mr.
                   Middleton retired as an employee of ARCO in January 1995.
                   Previously, he served as President of ARCO Oil and Gas
                   Company from January 1985 to September 1990. Mr.
                   Middleton is also a Director of Texas Utilities Company.


                   FRANK SAVAGE, 56

[PHOTO OF          Mr. Savage was elected a Director of the Company on July
  FRANK            22, 1993. Mr. Savage is Chairman of Alliance Capital
  SAVAGE           Management International and Chairman of Alliance
 APPEARS HERE]     Corporate Finance Group, Inc. (financial services). He is
                   Senior Vice President of The Equitable Life Assurance
                   Society of the United States (financial services).
                   Previously, he served as Chairman of Equitable Capital
                   Management Corporation (which was merged into Alliance
                   Capital Management Corporation) from April 1992 to July
                   1993 and Vice Chairman and Head of International
                   Operations, Equitable Capital Management Corporation from
                   December 1986 to April 1992. Mr. Savage is also a
                   director of Alliance Capital Management Corporation,
                   Alliance '95 Fund, Lockheed Corporation and Southern
                   Africa Fund.

                   MARVIN O. SCHLANGER, 47
                   Executive Vice President and Chief Operating Officer
[PHOTO OF
  MARVIN O.        Mr. Schlanger was elected an officer of the Company on
  SCHLANGER        September 1, 1987 and a Director of the Company on
 APPEARS HERE]     November 14, 1989. He assumed his current position in
                   November 1994. Previously, he was Senior Vice President
                   of the Company and President of ARCO Chemical Americas
                   Company from August 1992 to November 1994, Senior Vice
                   President and Chief Financial Officer from October 1989
                   to August 1992 and Vice President, Worldwide Business
                   Management from September 1988 to September 1989. Mr.
                   Schlanger is also a Director of Roy F. Weston, Inc.


                   ROBERT H. STEWART, III, 69

[PHOTO OF          Mr. Stewart was elected a Director of the Company on
  ROBERT H.        September 1, 1987. Mr. Stewart is Vice Chairman of Bank
  STEWART, III     One, Texas, N.A. (commercial bank). Mr. Stewart had been
 APPEARS HERE]     Vice Chairman of the Board of Team Bank (commercial
                   bank). Team Bancshares, Inc., the parent of Team Bank,
                   was merged into BANC ONE CORPORATION, the parent of Bank
                   One, Texas, N.A., in November 1992. Previously, Mr.
                   Stewart served as Vice Chairman of LaSalle Energy Corp.
                   (gas pipeline business) from August 1987 to January 1990.
                   Mr. Stewart is also a Director of PepsiCo, Inc.


                   WALTER J. TUSINSKI, 47
                   Senior Vice President and Chief Financial Officer

[PHOTO OF          Mr. Tusinski was elected Senior Vice President and Chief
  WALTER J.        Financial Officer and a Director of the Company on
  TUSINSKI         September 1, 1992. Previously, he served as Vice
 APPEARS HERE]     President, New Business Ventures of ARCO International
                   Oil and Gas Company from September 1990 to August 1992
                   and Vice President, Planning and Control of ARCO Products
                   Company from October 1986 to August 1990.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                            COMPENSATION
                                 ANNUAL COMPENSATION           AWARDS
                          --------------------------------- -------------
        NAME AND                                  OTHER                       ALL
       PRINCIPAL                                  ANNUAL                     OTHER
        POSITION          YEAR SALARY   BONUS  COMPENSATION STOCK OPTIONS COMPENSATION
       ---------          ---- ------- ------- ------------ ------------- ------------
                                 ($)     ($)       ($)           (#)          ($)
                                                   (A)           (B)         (C)(D)
Alan R. Hirsig..........  1994 496,154 375,000    93,891       34,200        63,668
President and             1993 467,308 250,000    55,412       36,700        58,872
 Chief Executive Officer  1992 417,308 275,000    23,324       32,000        37,246

Jack E. Oppasser........  1994 271,000 165,000   131,771       14,300       213,602
Senior Vice President     1993 256,000 105,000   164,224       14,700       203,059
                          1992 231,846 120,000   151,078       11,000       229,338

Marvin O. Schlanger.....  1994 332,808 250,000    24,743       18,600        35,680
Executive Vice President  1993 306,923 155,000    11,294       18,900        34,712
 and Chief Operating Of-  1992 274,077 200,000     5,695       16,000        26,626
  ficer

Walter J. Tusinski (e)..  1994 277,692 160,000    16,463       15,000        39,192
Senior Vice President     1993 263,461 105,000    13,985       12,600        39,213
 and Chief Financial      1992  78,945 105,000    97,471            0        61,792
 Officer

Bruce G. Whitmore (f)...  1994 250,923 155,000    20,067        8,800        34,462
Vice President and        1993 243,154  90,000    12,812        9,400        34,085
 General Counsel          1992 231,154  95,000     7,519       11,000        27,164

--------

(a) Includes imputed income in respect of the Long-Term Disability Plan, amounts related to the payment of foreign and other taxes, tax gross-ups in respect of financial counseling reimbursements, moving expenses and other miscellaneous items, and incremental interest accrued under the Key Management Deferral Plan that exceeds 120% of a specified IRS rate. The financial counseling and moving expense reimbursements are increased by an amount to cover the federal and state income tax obligations of the recipient associated with the reimbursements, including an additional amount, based on maximum applicable federal and state income tax rates.

(b) These options were granted under the Company's 1990 Long-Term Incentive Plan. These options accrue dividend share credits. For a description of dividend share credits under the 1990 Long-Term Incentive Plan, see footnote (d) of this Summary Compensation Table.

(c) Includes 1994 contributions to the Executive Supplementary Savings Plan, incremental medical plan premiums, financial counseling reimbursements, certain amounts in respect of the Key Management Life Insurance Plan, foreign housing and service payments, and employee stock ownership plan incentive program ("ESOP Incentive") payments and other miscellaneous payments, as follows:

                                     MR.     MR.       MR.      MR.      MR.
                                    HIRSIG OPPASSER SCHLANGER TUSINSKI WHITMORE
                                    ------ -------- --------- -------- --------
                                     ($)     ($)       ($)      ($)      ($)
   Executive Supplementary Savings
    Plan........................... 29,769  16,260   19,969    16,661   15,055
   Incremental Executive Medical
    Plan premiums..................  7,020   7,020    7,020     7,020    7,020
   Financial counseling
    reimbursements.................  9,545   2,053    1,625     5,700    5,000
   Key Management Life Insurance
    Plan........................... 15,226   7,966    6,448     9,434    6,182
   Foreign housing and service
    payments.......................      0 179,225        0         0        0
   ESOP Incentive and other misc.
    payments.......................  2,108   1,077      618       377    1,205

                                                       (Continued on next page)

(Continued from previous page)


   The amounts disclosed in respect of the Key Management Life Insurance Plan include certain reimbursements of premiums paid by the executive officer as well as the dollar value of the benefit to the executive officer of the premium paid by the Company during the fiscal year. The dollar value of the latter benefit is calculated by (i) treating the annual premium paid by the Company, less the portion of the premium attributable to death benefits payable to the Company and certain policy charges, as a demand loan from the Company to the executive officer and (ii) imputing interest on the demand loan at the applicable federal rate. The deemed amount of the benefit to the executive officer is the amount of interest imputed less the executive officer's contribution to the policy.

(d) Dividend share credits accrue on options granted under both the Company's 1987 Executive Long-Term Incentive Plan, which is not available for additional option grants, and the Company's 1990 Long-Term Incentive Plan. Dividend share credits are allocated to an optionee's account whenever dividends are declared on shares of Common Stock. The number of dividend share credits to be allocated on each dividend record date to an optionee's account is computed by multiplying the dividend rate per share of Common Stock by the sum of (x) the number of shares subject to outstanding options and (y) the number of dividend share credits then credited to the optionee's account and dividing the resulting figure by the fair market value of a share of Common Stock ("FMV") on such dividend record date. Upon the exercise, expiration or surrender of an option, an optionee may receive a cash payment in respect of the dividend share credits attributable to such option provided that certain performance-based conditions are satisfied. If FMV on the date of exercise, expiration or surrender is greater than the exercise price of the option, then the optionee is entitled to receive a cash payment equal to the number of dividend share credits attributable to such option multiplied by FMV on such date. If the option exercise price is greater than FMV on such date (i.e., the option is out-of-the-money) and the fair market value of the dividend share credits (equal to FMV on such date multiplied by the number of dividend share credits) is equal to or less than the amount by which the aggregate exercise price of the option exceeds the aggregate FMV of the shares of Common Stock underlying such option (the "Out-of-the-Money Spread"), then the optionee is not entitled to receive any cash payment in respect of the dividend share credits. If the option is out-of-the-money but the fair market value of the dividend share credits is greater than the Out-of-the-Money Spread, then the optionee is entitled to receive a cash payment in respect of the dividend share credits equal to the fair market value of the dividend share credits less the Out-of-the-Money Spread. The dividend share credit values realized in the table below and the dividend share credit values in the table set forth at footnote (c) of the Aggregated Option Exercises in 1994 and Year-End Option Values Table at page 10 reflect the application of the foregoing cash payment formula. Dividend share credits accrued on Company options during 1992, 1993 and 1994 to the account of the named executive officers, and the value realized on exercise, were as follows:

                                  1992              1993              1994
                            ----------------- ----------------- -----------------
                            DIVIDEND          DIVIDEND          DIVIDEND
                             SHARE    VALUE    SHARE    VALUE    SHARE    VALUE
          NAME              CREDITS  REALIZED CREDITS  REALIZED CREDITS  REALIZED
          ----              -------- -------- -------- -------- -------- --------
                               #        $        #        $        #        $
   Mr. Hirsig..............  5,421       0     7,869       0     9,312         0
   Mr. Oppasser............  2,756       0     3,733       0     4,303         0
   Mr. Schlanger...........  3,775       0     5,075       0     5,619   145,639
   Mr. Tusinski............      0       0       560       0     1,309         0
   Mr. Whitmore............    927       0     1,580       0     1,459    85,456

  Dividend share credit totals are rounded to the nearest whole number. FMV of Common Stock on December 31, 1992 was $44.375. FMV of Common Stock on December 31, 1993 was $43.25. FMV of Common Stock on December 31, 1994 was $44.1250.

                                                       (Continued on next page)

(Continued from previous page)


  Certain officers and employees of the Company also have options for ARCO Common Stock granted by ARCO for services rendered to ARCO. Dividend share credits accrue on options for ARCO Common Stock in the same manner that dividend share credits accrue on options for Common Stock. Upon an ARCO employee becoming employed by the Company, the Company assumes ARCO's contingent future cash payment obligation with respect to all dividend share credits accrued on ARCO options allocated to such employee. During 1994, cash payments received by the named executive officers with respect to dividend share credits in connection with the exercise of ARCO options were as follows: Mr. Whitmore, $95,545.

(e) Mr. Tusinski began employment with the Company on September 1, 1992. The amount shown for Mr. Tusinski's 1992 salary is for the four-month period ended December 31, 1992.

(f) Mr. Whitmore resigned December 31, 1994 to become Senior Vice President, General Counsel and Secretary of ARCO.

                          STOCK OPTION GRANTS IN 1994

                                                                              POTENTIAL
                                                                           REALIZABLE VALUE
                                                                              AT ASSUMED
                                                                           ANNUAL RATES OF
                                                                             STOCK PRICE
                                                                          APPRECIATION FOR
                                    INDIVIDUAL GRANTS(A)                    OPTION TERM(B)
                         ------------------------------------------- ---------------------------
                                   % OF TOTAL
                                 OPTIONS GRANTED
                         OPTIONS  TO EMPLOYEES   EXERCISE EXPIRATION
          NAME           GRANTED     IN 1994      PRICE      DATE         5%            10%
          ----           ------- --------------- -------- ---------- ------------- -------------
                           (#)                    ($/SH)                  ($)           ($)
Alan R. Hirsig.......... 34,200       13.68      48.5625   2/16/04       1,044,492     2,646,947
Jack E. Oppasser........ 14,300        5.72      48.5625   2/16/04         436,732     1,106,764
Marvin O. Schlanger..... 18,600        7.44      48.5625   2/16/04         568,057     1,439,568
Walter J. Tusinski...... 15,000        6.00      48.5625   2/16/04         458,110     1,160,942
Bruce G. Whitmore.......  8,800        3.52      48.5625   2/16/04         268,758       681,086

Stock Price(c)..........                                                     79.10        125.96
All Stockholders(c).....                                             2,934,508,849 7,436,621,574

--------
(a) These options were granted under the Company's 1990 Long-Term Incentive Plan at an exercise price equal to the FMV on the date of grant, became exercisable on February 17, 1995, and earn dividend share credits. The options and the dividend share credits associated with such options are cancelled upon an optionee's termination of employment under certain specified circumstances. For a description of dividend share credits under the 1990 Long-Term Incentive Plan, see footnote (d) of the Summary Compensation Table at page 8.

(b) The potential realizable values presented are exclusive of the value, if any, that might be realized in the future in respect of dividend share credits.

(c) Based on total number of shares outstanding on December 31, 1994 of 96,085,201 and assumed purchase price of $48.5625 per share.

         AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUES

                                                                          VALUE OF IN-THE-MONEY
                                                NUMBER OF UNEXERCISED    UNEXERCISED OPTIONS AT
                           SHARES              OPTIONS AT YEAR-END(A)        YEAR-END(B)(C)
                          ACQUIRED    VALUE   ------------------------- -------------------------
          NAME           ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
                             (#)       ($)        (#)          (#)          ($)          ($)
Alan R. Hirsig..........        0          0    128,700      34,200       721,156          0
Jack E. Oppasser........        0          0     58,700      14,300       371,406          0
Marvin O. Schlanger.....    6,300    110,250     73,900      18,600       417,344          0
Walter J. Tusinski......        0          0     12,600      15,000        27,563          0
Bruce G. Whitmore.......   11,000     92,875     16,400       8,800        56,438          0

--------
(a) Each option carries with it the right to dividend share credits, as described in footnote (d) of the Summary Compensation Table at page 8.
(b) FMV of Common Stock on December 31, 1994 was $44.1250.
(c) Set forth below are the values of aggregate dividend share credits accrued with respect to options held at year-end based on FMV of Common Stock on December 31, 1994 of $44.1250. The dividend share credit values have been calculated based on the cash payment formula described in footnote (d) of the Summary Compensation Table at page 8, assuming the exercise of the corresponding options (even if not exercisable in fact) on December 31, 1994, as follows:

                                         YEAR-END DIVIDEND SHARE CREDIT VALUES
                                       -----------------------------------------
                                       EXERCISABLE OPTIONS UNEXERCISABLE OPTIONS
                                       ------------------- ---------------------
                                               ($)                  ($)
  Mr. Hirsig..........................      1,202,359                 0
  Mr. Oppasser........................        641,613                 0
  Mr. Schlanger.......................        703,202                 0
  Mr. Tusinski........................         55,860                 0
  Mr. Whitmore........................         92,870                 0

                               PENSION PLAN TABLE

  The following table shows estimated annual pension benefits payable to employees, including executive officers of the Company, upon retirement at age 65 under the provisions of the ARCO Chemical Company Retirement Plan and the ARCO Chemical Company Supplementary Retirement Plan as in effect on December 31, 1994.

 AVERAGE FINAL EARNINGS
  (SALARY PLUS BONUS)
     HIGHEST THREE
   CONSECUTIVE YEARS           APPROXIMATE ANNUAL BENEFIT FOR YEARS OF
OUT OF LAST TEN YEARS(A)          MEMBERSHIP SERVICE INDICATED(B)(C)
------------------------   -----------------------------------------------------
                           15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
                           --------   --------   --------   --------   --------
       $  100,000          $ 21,429   $ 29,072   $ 36,715   $ 44,358   $ 52,001
          200,000            43,929     59,572     75,215     90,858    106,501
          300,000            66,429     90,072    113,715    137,358    161,001
          400,000            88,929    120,572    152,215    183,858    215,501
          500,000           111,429    151,072    190,715    230,358    270,001
          600,000           133,929    181,572    229,215    276,858    324,501
          700,000           156,429    212,072    267,715    323,358    379,001
          800,000           178,929    242,572    306,215    369,858    433,501
          900,000           201,429    273,072    344,715    416,358    488,001
        1,000,000           223,929    303,572    383,215    462,858    542,501

--------------------------------------------------------------------------------
(a) The Retirement Plan and the Supplementary Retirement Plan cover the compensation reported as salary and bonus in the Summary Compensation
    Table. Effective January 1, 1995, retirement benefits will be based on years of participation service and the employee's compensation during the highest three consecutive years of service since December 31, 1978.

(b) The amounts shown in the above table are necessarily based upon certain assumptions, including retirement of the employee on December 31, 1994 and payment of the benefit under the basic form of allowance provided under the Retirement Plan (payment for the life of the employee only with a guaranteed minimum payment period of 60 months). The benefits shown are not subject to deduction for Social Security benefits or other offset amounts.

(c) As of December 31, 1994, the credited years of service under the Retirement Plan for the five named executive officers were as follows: Mr. Hirsig, 33.58; Mr. Oppasser, 6.42; Mr. Schlanger, 20.00; Mr. Tusinski, 2.33; and Mr. Whitmore, 4.25.

PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

  The performance graph below compares the cumulative total stockholder return of the Company with the cumulative total return of the S&P 500 Stock Index and the S&P Chemicals Index.




                         [GRAPH APPEARS HERE]

              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
         AMONG ARCO CHEMICAL, S&P 500 STOCK INDEX AND S&P CHEMICALS INDEX

                                             S&P 500     S&P
Measurement period              ARCO         STOCK       CHEMICALS
(Fiscal Year Covered)           CHEMICAL     INDEX       INDEX
---------------------           --------     --------    --------
Measurement PT -
12/31/89                        $ 100.00     $ 100.00    $ 100.00

FYE 12/31/90                    $ 104.34     $  96.89    $  84.91
FYE 12/31/91                    $ 125.51     $ 126.42    $ 110.73
FYE 12/31/92                    $ 146.39     $ 136.05    $ 121.25
FYE 12/31/93                    $ 153.39     $ 149.76    $ 135.60
FYE 12/31/94                    $ 164.92     $ 151.74    $ 156.98

--------
* Assumes initial investment of $100 and reinvestment of all dividends

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of ARCO Chemical's Board of Directors (the "Compensation Committee") administers ARCO Chemical's executive compensation. The Compensation Committee is composed of the individuals listed below, all of whom are non-employee directors.

  ARCO Chemical Company's Executive Compensation policy links the elements of executive pay to Company and individual performance. The compensation program is intended to attract, motivate and retain high caliber executive personnel, and to deliver short and long-term compensation predicated on achievement of Company objectives and performance relative to its chemical industry competitors.

  Each year the Compensation Committee conducts a full review of ARCO Chemical's performance and executive compensation. The evaluation of Company performance is based on an assessment of financial performance as compared to the S&P Chemicals group, and the achievement of Company financial and other business objectives. Financial performance comparisons to the S&P Chemicals group include such factors as relative net income, net income growth, return on sales, return on capital employed, return on stockholders' equity, and total return to stockholders. The

Compensation Committee does not, however, apply any specific quantitative formulas in arriving at its compensation decisions. ARCO Chemical's 1994 full-year performance significantly exceeded its financial objectives, with net income at its highest level since 1990. Although annual performance was near the median of the competitor group, the Company has sustained longer term performance in the upper tier of the competitor group on several key measures. In addition, several important business initiatives were implemented that will position the Company for continued success.

  The Company also established specific internal goals and objectives for 1994. The Company met or exceeded its objectives in 1994 on its key internal goals.

 Components of Executive Compensation

  The Company's executive compensation program is designed to emphasize incentive compensation through the use of annual cash bonuses and equity-based long-term incentives. These incentive opportunities represent a variable component of pay which, when combined with base pay, provide total compensation that reflects both individual and Company performance. Total compensation levels are measured against other chemical companies whose size and character are similar to ARCO Chemical.

  The components of executive compensation each play a specific role in the achievement of the desired total compensation position.

  The Company maintains a target executive base pay structure at approximately the average of the competitor group. Aggregate and individual base pay levels are reviewed regularly, and individual pay adjustments are considered based on individual performance, contribution to corporate results, and relative position to peers both within and outside the Company.

  Executives are considered for incentive compensation designed to motivate and reward superior business results through the Company's Annual Incentive Plan and 1990 Long-Term Incentive Plan.

  The Annual Incentive Plan provides for cash incentive payments based on Company and individual performance. The establishment of target incentive levels is based on the Company performance criteria described above, which are the same measures used for the broad-based incentive plan applicable to the majority of the Company's employees worldwide. Individual awards under the plan vary from the target level based on differences in individual performance.

  The 1990 Long-Term Incentive Plan is the key component in positioning total compensation at levels reflecting Company performance. The plan provides for the granting of stock options, which carry with them the right to dividend share credits, or DSCs. The DSCs are calculated based on Common Stock dividend payments. The Compensation Committee believes stock options with dividend share credits are an effective long-term award instrument because they focus management's attention on total return to stockholders through share price appreciation and dividend payments.

  Based on an assessment of annual and longer term Company performance, a target level of total compensation as measured against the competitor group is established. Stock option grant guidelines for each executive grade are set at levels that, when combined with base pay and annual incentives, result in total compensation which approximates the target level. Variations in individual awards are made based on differences in contributions and performance.

 CEO Compensation

  The compensation level for the CEO is set based on Company performance and on competitive pay levels. CEO compensation is measured against the average of similar positions reported in the proxy statements of competitor companies whose size and character are similar to ARCO Chemical.

  In establishing the compensation of Alan R. Hirsig, the Company's CEO, the Compensation Committee recognized that the Company achieved or exceeded many of its 1994 goals and objectives. Net income was well above the levels budgeted for the year. Total return to stockholders through the third quarter was above the median of the peer group; and over the last five years substantially exceeded the S&P Chemicals Index as illustrated by the performance graph on page 11. Five year return on stockholder's equity (ROSE) and return on capital employed (ROCE) are at or near the top of the competitor group.

  Based on the Company's performance, and consistent with the compensation philosophy outlined above, the Compensation Committee recommended, and the Board approved, the following 1994 compensation for Mr. Hirsig:

  Mr. Hirsig's base pay for 1994 was set at $500,000, an increase of $25,000 over 1993 levels. This increase was intended to move Mr. Hirsig's base pay to a level approximating the competitive average.

  Mr. Hirsig's Annual Incentive Plan award for 1994 was $375,000, up from the 1993 level of $250,000. This increase reflected the Compensation Committee's judgment regarding strong 1994 Company performance and competitive positioning.

  In February 1994, Mr. Hirsig was awarded 34,200 options under the 1990 Long-Term Incentive Plan. This long-term compensation exceeded competitive levels and helped place Mr. Hirsig's 1994 total compensation above the average of the competitor group.

 Deductibility of Compensation under Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1,000,000 paid to the Company's CEO or any one of the four other most highly compensated officers, unless such compensation qualifies as "performance-based" within the meaning of Section 162(m). In 1994, no ARCO Chemical officer realized compensation in excess of $1,000,000.

  The Compensation Committee believes that compensation levels of ARCO Chemical executives clearly and appropriately reflect individual and Company performance. Base pay levels are determined by performance and competitive pay levels. Awards under the Annual Incentive Plan are based on several measures of Company performance relative to its peers and against internally established objectives. The Annual Incentive Plan has not been modified to conform to the technical requirements for tax deductibility under Section 162(m). Awards under the 1990 Long-Term Incentive Plan are designed to achieve a total compensation target that reflects both annual and longer term Company performance versus the competitor group. The Compensation Committee believes that awards under the 1990 Long-Term Incentive Plan qualify as performance-based under Section 162(m).

                                          Robert H. Stewart, III, Chairman
                                          Ronald J. Arnault
                                          Walter F. Beran
                                          Lodwrick M. Cook
                                          Frank Savage

                               BOARD OF DIRECTORS

DIRECTORS' MEETINGS

  An annual meeting of the Board of Directors will be held each year in conjunction with the annual meeting of stockholders (held in May) for the purposes of organization, election or appointment of officers and the transaction of other business. Regular meetings of the Board may be held without notice at such times as the Board may determine. The Board generally holds regular meetings in January, February, May, July, October, and November. Special meetings may be called by the Chairman of the Board, the President, or a majority of the directors in office. The By-Laws permit action to be taken without a meeting if all members of the Board consent to such action in writing.

  The Board of Directors met five times during 1994. All of the Company's incumbent directors attended 75% or more of the aggregate of all meetings of the Board of Directors and committees on which they served during 1994.

AUDIT COMMITTEE

  The Audit Committee of the Board of Directors reviews the integrity of the Company's accounting and financial reporting standards and practices, maintains communications between the Board of Directors and external and internal auditors, and initiates special investigations as deemed necessary. The Audit Committee also reviews at least once a year all agreements between the Company and ARCO (including their subsidiaries and affiliates) to assure that such agreements are fair to the Company and all its stockholders. The independent accountants and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. No member of the Audit Committee is an officer or employee of the Company or of ARCO (including their subsidiaries and affiliates). The Audit Committee met three times during 1994.

  The Audit Committee currently consists of Messrs. Beran (Chairman), Savage, and Stewart.

COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors reviews and approves employee compensation plans and such other benefits as it deems advisable, makes recommendations to the Board as to management succession plans, and administers the Company's Annual Incentive Plan. No member of the Compensation Committee is an employee of the Company, no member is eligible to participate in any benefit plan of the Company that is administered by the Compensation Committee, and no member is eligible or will be eligible to participate in any benefit plan of the Company other than the Retirement Plan for Outside Directors (described below) and the Deferral Plan for Outside Directors (described below). The Compensation Committee met twice during 1994. A special subcommittee of the Compensation Committee, the Long-Term Incentive Plan Administration Subcommittee (the "Subcommittee"), administers the Company's long-term incentive plans. The Subcommittee consists of those members of the Compensation Committee who are not officers or directors of either the Company or ARCO. The Subcommittee met twice during 1994.

  The Compensation Committee Report on Executive Compensation begins at page
11.

  The Compensation Committee currently consists of Messrs. Arnault, Beran, Cook, Savage, and Stewart (Chairman). The Subcommittee currently consists of Messrs. Beran, Savage, and Stewart (Chairman).

CONTRIBUTIONS COMMITTEE

  The Contributions Committee of the Board of Directors reviews and approves the Company's charitable contributions budget, approves contributions involving multi-year commitments, and assures accountability for charitable contributions and activities. The Contributions Committee met once during 1994.

  The Contributions Committee currently consists of Messrs. Hirsig, Savage (Chairman), and Tusinski.

ENVIRONMENT, HEALTH, AND SAFETY COMMITTEE

  The Environment, Health, and Safety Committee reviews and assesses the Company's policies, procedures, and practices relating to (i) the protection of the environment and the health and safety of employees, customers, contractors, and the public, (ii) compliance with applicable laws and regulations, (iii) the cleanup or remediation of waste sites or excursions, and (iv) development of Company environmental, health, and safety goals and objectives, and makes recommendations to the Board as to such policies, procedures, and practices. The Environment, Health, and Safety Committee met twice during 1994.

  The Environment, Health, and Safety Committee currently consists of Mrs. Knowles, and Messrs. Hirsig, Middleton, and Savage (Chairman).

EXECUTIVE COMMITTEE

  The Executive Committee of the Board of Directors has and may exercise all the authority of the Board of Directors in the management of the Company in the interim between meetings of the Board. The Executive Committee did not meet during 1994.

  The Executive Committee currently consists of Messrs. Arnault, Cook (Chairman), Hirsig, and Middleton.

FINANCE COMMITTEE

  The Finance Committee of the Board of Directors reviews and makes recommendations to the Board regarding proposals for the issuance of securities to the public, proposed loans, borrowings and credit agreements, proposed capital projects over $25 million, proposed business acquisitions and divestitures, mergers and joint ventures, all budgets and long range plans, dividend policy and the capital structure of the Company. The Finance Committee met twice during 1994.

  The Finance Committee currently consists of Messrs. Arnault (Chairman), Damon, Hirsig, and Tusinski.

NOMINATING COMMITTEE

  The Nominating Committee of the Board of Directors considers and makes recommendations to the Board as to persons who it believes should be considered for Board membership, and makes recommendations relating to the selection, tenure, and retirement of directors. The Nominating Committee met once during 1994. The Nominating Committee will consider nominees recommended by stockholders. Such recommendations should be submitted to the Secretary of the Company.

  The Nominating Committee currently consists of Messrs. Arnault, Cook, Hirsig, and Savage (Chairman).

COMPENSATION OF DIRECTORS

 Director's Fees

  Directors who are employees of the Company or of ARCO are not paid any fees or additional compensation for service as members of the Board or any committee thereof. Directors who are not employees of the Company or of ARCO receive an annual retainer of $40,000 plus $1,000 for each Board or committee meeting attended, and are reimbursed for travel and other related expenses incurred in attending such meetings. In addition, the Chairmen of the Audit and Compensation Committees receive $18,000 per year, the Chairman of the Environment, Health, and Safety Committee receives $10,000 per year, and the Chairmen of the Nominating and Contributions Committees receive $5,000 per year. Outside directors are not eligible to participate in the Company's stock option or other benefit plan programs, but may participate in the plans described below, which, except as otherwise described, are administered by a committee of three Company officers who are not members of the Board of Directors.

 Retirement Plan for Outside Directors

  The ARCO Chemical Company Retirement Plan for Outside Directors is an unfunded, non-qualified retirement plan for directors who are not employees of the Company. Such directors are eligible to receive benefits after serving three years as a member of the Board of Directors. The annual retirement benefit is equal to the director's annual retainer immediately preceding the participant's retirement from the Board. The benefit is payable for the period equal to the time such participant served on the Board as an outside director. Benefits commence following retirement or attainment of the age of 65, whichever is later. In addition, the benefit is payable for life to directors who have served for 15 or more years as an outside director. A surviving beneficiary is entitled to receive 50% of the benefits otherwise payable to the director for the payment period otherwise applicable to the director.

 Deferral Plan for Outside Directors

  The ARCO Chemical Company Deferral Plan for Outside Directors permits outside directors to defer up to 100% of their annual retainer and meeting fees and any committee chairmanship and meeting fees to which they are entitled. The deferral accounts of Messrs. Beran, Savage, and Stewart accrued interest that exceeded 120% of a specified IRS rate in the amounts of $8,874, $2,608, and $10,444, respectively, in 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Cook served on the Compensation Committee during 1994. Mr. Cook, as Chairman of the Board of the Company, is an ex officio officer of the Company under its By-Laws. Mr. Cook receives no compensation from the Company and is not eligible to participate in any Company benefit plan.

                   TRANSACTIONS BETWEEN THE COMPANY AND ARCO

  In June 1987, ARCO transferred to its wholly-owned subsidiary, ARCO Chemical Company, substantially all the assets and liabilities of the oxygenates and polystyrenics businesses of the ARCO Chemical Division of ARCO. In exchange, the Company issued additional shares of Common Stock to ARCO, resulting in the ownership by ARCO of 80,000,001 shares, representing all of the issued and outstanding Common Stock of the Company prior to October 5, 1987 and approximately 83.2% of the outstanding Common Stock at the record date.

  In conjunction therewith, the Company and ARCO entered into a number of agreements for the purpose of defining the ongoing relationship between them. These agreements were developed in connection with the establishment of the Company by ARCO and, therefore, were not the result of arms-length negotiations between independent parties. Certain of these agreements are between the Company and Lyondell Petrochemical Company ("Lyondell"). As of February 1, 1995, ARCO owned 49.9% of the outstanding common stock of Lyondell. In 1994, ARCO issued Exchangeable Notes due 1997, which, at ARCO's option, can be exchanged at maturity into Lyondell common stock or cash of equal value. If ARCO elects to deliver shares of Lyondell common stock at maturity, ARCO's equity interest in Lyondell will be substantially reduced or eliminated. The Company continues to treat Lyondell as a related party.

  It was the intention of the Company and ARCO that the 1987 agreements and the transactions provided for therein, taken as a whole, should accommodate the parties' interests in a manner that was fair to both parties, while continuing certain mutually beneficial joint arrangements.

  Subsequent to 1987, additional or modified agreements, arrangements, and transactions were entered into by the Company, ARCO, and Lyondell, and their respective subsidiaries, and other such agreements, arrangements, and transactions may be entered into in the future. Any future agreements, arrangements, and transactions will be determined through negotiation between the Company and ARCO or Lyondell, or their respective subsidiaries, as the case may be, and it is possible that conflicts of interest will be involved.

  Periodically, and at least annually, the Audit Committee of the Board of Directors reviews these agreements to assure that such agreements are fair to the Company and its stockholders. See "Board of Directors-Audit Committee" on page 14. Nevertheless, there can be no assurance that each of such agreements, or the transactions provided for therein, was, or will be in the future, on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

  The following is a summary of the principal arrangements between the Company and ARCO, and between the Company and Lyondell.

AGREEMENTS WITH LYONDELL

  Lyondell provides to the Company a portion of the feedstocks purchased by the Company for its manufacturing facilities located at Bayport and Channelview, Texas. Lyondell also provides processing services and products to the Company, as well as certain plant services at Channelview, Texas. The Company in turn provides certain products and services to Lyondell. The Company has granted Lyondell royalty-free, non-exclusive licenses for the technology necessary to produce methyl tertiary butyl ether and isopropyl alcohol at Lyondell's petrochemical complex in Channelview, Texas. For the year ended December 31, 1994, the Company purchased from Lyondell approximately $315 million of feedstocks, products, and plant services. The Company sold Lyondell approximately $2 million of products and services during the same period.

AGREEMENTS WITH ARCO

 Supply, Sales, and Services

  The Company has a number of ongoing supply, sales, and services agreements with various divisions and subsidiaries of ARCO, including Vastar Resources, Inc. ("Vastar"). For the year ended December 31, 1994, the Company purchased from ARCO and its subsidiaries approximately $30 million of products and plant services. The Company sold to ARCO and its subsidiaries, approximately $154 million of products during the same period.

 Administrative Services Agreement

  The Company and ARCO are parties to an agreement (the "Administrative Services Agreement") under which ARCO has provided various services to the Company and the Company has provided various services to ARCO since October 1, 1987. The services that ARCO currently provides thereunder to the Company include insurance, aviation, telecommunications, internal audit, payroll and employee benefits administration, employee assistance program services, certain tax and legal services, and services relating to the issuance of commercial paper and the investment of excess cash. The services that the Company currently provides thereunder to ARCO include environmental technical services, research and development assistance, information and communication systems support, and certain legal services. The Administrative Services Agreement continues in effect from year to year unless terminated by either party upon 12 months prior notice. Either party may terminate any type of service that it receives under the Administrative Services Agreement at any time upon 90 days prior notice. For the year ended December 31, 1994, the Company paid ARCO a total of approximately $34 million and ARCO paid the Company a total of approximately $1 million under the Administrative Services Agreement and other such agreements (principally including the leases described below).

 Intellectual Property

  In 1987, ARCO assigned to the Company various United States and foreign trademarks, together with the registrations and applications therefor, and granted the Company a non-exclusive license to use other trademarks which contain the word "ARCO" and to use ARCO's spark design as a logo. ARCO also assigned to the Company over 300 U.S. patents and patent applications and many corresponding foreign patents and patent applications relating to the Company's areas of interest.

 Leases

  The Company leases its office facility in Newtown Square, Pennsylvania from ARCO for an initial term running through 1997 at a rate below prevailing market rates.

 Cross-Indemnification Agreement

  In 1987, the parties executed a cross-indemnification agreement (the "Cross-Indemnification Agreement"). In the Cross-Indemnification Agreement, the Company agreed generally to indemnify ARCO against substantially all fixed and contingent liabilities relating to the oxygenates and polystyrenics businesses transferred to the Company and certain assets relating thereto. ARCO agreed to indemnify the Company for substantially all liabilities or obligations not relating to the assets, subsidiaries, or business operations transferred to the Company.

 Tax Sharing Agreement

  The Company and its subsidiaries are members of the ARCO affiliated group of corporations, which files a consolidated federal income tax return. The Company and ARCO are parties to a Tax Sharing Agreement, which applies to all taxable years in which the Company and its subsidiaries are included in the ARCO affiliated group's consolidated return and the five taxable years thereafter. Subject to certain exceptions, the Company's share of the ARCO affiliated group's federal income tax liability is determined under the Tax Sharing Agreement as if the Company and its subsidiaries filed a hypothetical separate consolidated federal income tax return for periods after June 30, 1987. In May 1994, the Company and ARCO agreed to a one-time modification to the Tax Sharing Agreement. The modification permitted the Company to offset ARCO's excess foreign tax credits against its pro forma residual federal tax liability related to a foreign tax refund to the Company of approximately $20 million.

  ARCO must honor reasonable requests by the Company to participate in audits and related litigation and ARCO may not finally adjust, compromise, or settle issues related to the Company and its subsidiaries without the Company's consent if the Company's position has a reasonable basis in law and in fact unless ARCO indemnifies the Company for the increased tax liability arising therefrom.

CERTIFICATE OF INCORPORATION PROVISIONS RELATING TO CORPORATE OPPORTUNITIES

  In order to address certain potential conflicts of interest between the Company and ARCO, the Company's Certificate of Incorporation contains provisions regulating and defining the conduct of certain affairs of the Company as they may involve ARCO and its officers and directors, and the powers, rights, duties, and liabilities of the Company and its officers, directors, and stockholders in connection therewith. In general, these provisions recognize that from time to time the Company and ARCO may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunity. The Certificate of Incorporation provides that ARCO shall have no duty to refrain from (1) engaging in business activities or lines of business the same as or similar to those of the Company,
(2) doing business with any customer of the Company, or (3) employing any officer or employee of the Company, and neither ARCO nor any officer or director of ARCO will be liable to the Company or to its stockholders for breach of any fiduciary duty by reason of any such activities of ARCO or of such person's participation therein. The Certificate of Incorporation provides certain directives as to how a corporate opportunity is to be handled when presented to an officer or director of either company. It also provides that ARCO is not under any duty to present any corporate opportunity to the Company that may be a corporate opportunity for both ARCO and the Company, and ARCO will not be liable to the Company or its stockholders for breach of any fiduciary duty as stockholder of the Company by reason of the fact that ARCO pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not present the corporate opportunity to the Company.

                        OTHER RELATED PARTY TRANSACTIONS

  During 1994, the Company purchased approximately $3 million of ethanol at prevailing market prices from Archer-Daniels-Midland Company. According to a
Schedule 13D filed with the Company and dated June 13, 1991, Archer-Daniels-Midland beneficially owns 5.01% of the Company's Common Stock. See "Security Ownership of Certain Beneficial Owners; Control of the Company" at page 1.

          PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT AUDITORS

                              Item 2 on Proxy Card

  The Board of Directors has appointed Coopers & Lybrand L.L.P., independent accountants, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 1995. Coopers & Lybrand L.L.P. has acted as the Company's independent auditors since June 1987. The firm has acted as the independent auditor (i) for ARCO, the Company's principal stockholder, for many years, (ii) for Lyondell since July 1, 1988 and (iii) for Vastar since July 5, 1994. In addition, from time to time, the firm performs consulting work for the Company and for ARCO. The firm has no other relationship with the Company or ARCO or any of their subsidiaries or affiliates except the existing professional relationships of independent accountants.

  Representatives of Coopers & Lybrand L.L.P. will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

  This proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting. Abstentions will be counted as shares present at the meeting. Broker non-votes, if any, will not be counted as shares present at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                                 OTHER BUSINESS

  The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy form will vote the proxies in accordance with their best judgment.

                        VOTING OF STOCK IN PLAN ACCOUNTS

  The Company's Capital Accumulation and Savings Plans, and certain employee benefit plans of ARCO and other affiliates in which Common Stock may be held, permit plan participants to direct the plan trustees how to vote the Common Stock allocated to their accounts. The trustee for each such plan will vote all shares of Common Stock for which no participant directions are received in the same proportion as all the shares of Common Stock for which directions are received.

                               PROXY SOLICITATION

  The expense of soliciting proxies will be paid by the Company. Solicitations will be made primarily through the use of the mails. In addition, some of the officers and other employees of the Company may solicit proxies personally, by telephone and by mail, if deemed appropriate. Brokers and nominees will be requested to obtain voting instructions from beneficial owners of stock registered in their names.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 1996 Annual Meeting must be received by November 30, 1995. Such proposals should be addressed to the Secretary.

                        ADDITIONAL INFORMATION AVAILABLE

  THE COMPANY FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS MAY OBTAIN A COPY OF THIS REPORT (WITHOUT EXHIBITS), WITHOUT CHARGE, BY WRITING TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT.

By order of the Board of Directors

/s/ Robert J. Millstone

Robert J. Millstone
Secretary

Newtown Square, Pennsylvania
March 31, 1995

                               ARCO CHEMICAL COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR THE ANNUAL MEETING ON MAY 11, 1995

P The undersigned hereby constitutes and appoints Alan R. Hirsig, Robert J. Millstone, John A. Shaw and Walter J. Tusinski, and each of them, true and
R lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of ARCO
O CHEMICAL COMPANY to be held at the Conference Center at the Company's Headquarters, 3801 West Chester Pike, Newtown Square, Pennsylvania, on
X Thursday, May 11, 1995, and at any adjournments thereof, on all matters coming before said meeting, including (1) the election of 11 directors and
Y (2) approval of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the year 1995.

    Nominees for election as director:

    Ronald J. Arnault        James A. Middleton
    Walter F. Beran          Frank Savage
    Mike R. Bowlin           Marvin O. Schlanger
    E. Kent Damon, Jr.       Robert H. Stewart, III
    Alan R. Hirsig           Walter J. Tusinski
    Marie L. Knowles

                             COMMENTS OR CHANGE OF ADDRESS

                             --------------------------------------------------


                             --------------------------------------------------


                             --------------------------------------------------


                             --------------------------------------------------
                             (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)


YOU ARE ENCOURAGED TO SPECIFY YOUR         SEE
CHOICES BY MARKING THE APPROPRIATE       REVERSE
BOXES, SEE REVERSE SIDE, BUT YOU NEED      SIDE
NOT MARK ANY BOXES IF YOU WISH TO VOTE
IN ACCORDANCE WITH THE BOARD OF
DIRECTORS' RECOMMENDATIONS. THIS PROXY
CANNOT BE VOTED UNLESS YOU SIGN AND
RETURN IT.

                                                                      1018

[X]  PLEASE MARK YOUR
     VOTES LIKE THIS.



  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
--------------------------------------------------------------------------------



                             FOR       WITHHELD
1. Election of Directors     [ ]          [ ]


For, except vote withheld for the following nominee(s):


-------------------------------------------------------------

2. Approval of                    FOR      AGAINST      ABSTAIN
   appointment of
   Coopers & Lybrand L.L.P.       [ ]        [ ]          [ ]
   as independent
   auditors.




Comments or change of address on reverse side.         [ ]



If you plan to attend the meeting please put an "X"    [ ]
in the box.



SIGNATURE(S) _______________________________ DATE __________
NOTE: Please sign exactly as name appears hereon.
      Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give full title as such.

                               ARCO CHEMICAL COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR THE ANNUAL MEETING ON MAY 11, 1995

    The undersigned hereby constitutes and appoints Alan R. Hirsig, Robert J.
P Millstone, John A. Shaw and Walter J. Tusinski, and each of them, true and lawful agents and proxies with full power of substitution in each, to
R represent the undersigned at the Annual Meeting of Stockholders of ARCO CHEMICAL COMPANY to be held at the Conference Center at the Company's
O Headquarters, 3801 West Chester Pike, Newtown Square, Pennsylvania, on Thursday, May 11, 1995, and at any adjournments thereof, on all matters
X   coming before said meeting, including (1) the election of 11 directors and
    (2) approval of the appointment of Coopers & Lybrand L.L.P. as independent
Y   auditors for the year 1995.

    Nominees for election as director:

    Ronald J. Arnault           James A. Middleton
    Walter F. Beran             Frank Savage
    Mike R. Bowlin              Marvin O. Schlanger
    E. Kent Damon, Jr.          Robert H. Stewart, III
    Alan R. Hirsig              Walter J. Tusinski
    Marie L. Knowles



                             COMMENTS OR CHANGE OF ADDRESS

                             --------------------------------------------------


                             --------------------------------------------------


                             --------------------------------------------------


                             --------------------------------------------------
                             (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)



THE NUMBER OF SHARES SPECIFIED ON THE
REVERSE SIDE OF THIS PROXY REPRESENTS
THE AGGREGATE NUMBER OF SHARES HELD FOR
YOUR ACCOUNT IN THE ARCO CHEMICAL          SEE
COMPANY CAPITAL ACCUMULATION AND/OR      REVERSE
SAVINGS PLANS OR IN CERTAIN EMPLOYEE       SIDE
BENEFIT PLANS OF ATLANTIC RICHFIELD
COMPANY, LYONDELL PETROCHEMICAL COMPANY
OR VASTAR RESOURCES, INC. THIS PROXY
COVERS ALL SHARES CREDITED TO YOUR
ACCOUNT IN THESE PLANS.

                                                                         6016

[X]  PLEASE MARK YOUR
     VOTES LIKE THIS.


  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
--------------------------------------------------------------------------------
                             FOR        WITHHELD
1. Election of Directors     [ ]          [ ]


For, except vote withheld for the following nominee(s):


-----------------------------------------------------------------

2. Approval of appointment of                       FOR   AGAINST  ABSTAIN
   Coopers & Lybrand L.L.P. as                      [ ]     [ ]      [ ]
   independent auditors.



Comments or change of address on reverse side.                       [ ]

If you plan to attend the meeting please put an "X" in the box.      [ ]



SIGNATURE(S) _________________________________________ DATE ____________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give full title as such.